Civeo Reports Second Quarter 2021 Results

HOUSTON and CALGARY, July 30, 2021 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the second quarter ended June 30, 2021.
Highlights include:
•Reported second quarter revenues of $154.2 million, a net loss of $0.5 million and operating cash flow of $16.5 million;
•Delivered second quarter Adjusted EBITDA of $32.2 million and free cash flow of $13.7 million; and
•Reduced total debt to $226.8 million as of June 30, 2021 from $238.1 million as of March 31, 2021.

“In the second quarter of 2021, we once again stuck to our objectives of operating safely, generating free cash flow and reducing our debt balance. The second quarter marks our eighth consecutive quarter of debt and leverage ratio reduction," stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson concluded, "In Canada, we are encouraged and thankful for the rapid decline of COVID-19 cases after the strong third wave occurred in April, and as a result, customer activity in the Canadian oil sands and pipeline work continued to strengthen. In Australia, Civeo and its customers continue to deal with labor supply issues and subdued activity due to COVID-19 travel restrictions and the lingering China/Australia trade dispute, but we continue to view these issues as transitory. Australia has been more successful in finding demand for its met coal exports, and Australian met coal is now trading above $200/tonne, an increase of almost 100% since the first quarter of 2021."

Second Quarter 2021 Results
In the second quarter of 2021, Civeo generated revenues of $154.2 million and reported a net loss of $0.5 million, or $0.03 per diluted share. The loss results in part from $7.9 million in costs associated with asset impairments on properties in Australia. During the second quarter of 2021, Civeo produced operating cash flow of $16.5 million, Adjusted EBITDA of $32.2 million and free cash flow of $13.7 million.
By comparison, in the second quarter of 2020, Civeo generated revenues of $114.7 million and reported net income of $6.1 million, or $0.37 per diluted share. Net income included $4.7 million of income associated with the settlement of a representations and warranties claim related to the Noralta acquisition. During the second quarter of 2020, Civeo produced operating cash flow of $24.5 million, Adjusted EBITDA of $28.1 million and free cash flow of $25.1 million.
Overall, the increase in revenues and Adjusted EBITDA in the second quarter of 2021 compared to 2020 was primarily due to a significant increase in billed rooms in the oil sands lodges and Canadian mobile camp activity, partially offset by $6.2 million of other income in 2020 related to proceeds from the Canadian Emergency Wage Subsidy ("CEWS") program and increased labor costs in our Australian business during the second quarter of 2021.
(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and proceeds from the settlement of a representation and warranties claim related to a prior acquisition. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2021 to the results for the second quarter of 2020.)

Canada
During the second quarter of 2021, the Canadian segment generated revenues of $83.3 million, operating income of $7.5 million and Adjusted EBITDA of $22.6 million, compared to revenues of $53.0 million, operating loss of $6.7 million and Adjusted EBITDA of $15.3 million in the second quarter of 2020. Operating income and Adjusted EBITDA for the second quarter of 2021 included $0.7 million of other income related to proceeds from CEWS. The second quarter of 2020 Adjusted EBITDA included $6.2 million of other income related to proceeds from CEWS and a $1.7 million gain on sale of assets from the partial sale of assets from our Henday lodge. Results from the second quarter of 2021 reflect the impact of a strengthened Canadian dollar relative to the U.S. dollar, which increased revenues and Adjusted EBITDA by $9.6 million and $2.7 million, respectively.

On a constant currency basis, the Canadian segment experienced a 39% period-over-period increase in revenues driven by a 76% year-over-year increase in billed rooms, primarily in the oil sands lodges, related to increased customer activity as a result of the recovery of oil prices from the impact of COVID-19. Adjusted EBITDA for the Canadian segment increased 48% year-over-year primarily due to the increase in billed rooms coupled with increased mobile camp activity, partially offset by decreased billed rooms at Sitka lodge due to British Columbia's health order protocol.

Australia
During the second quarter of 2021, the Australian segment generated revenues of $64.0 million, operating loss of $2.7 million and Adjusted EBITDA of $15.4 million, compared to revenues of $57.1 million, operating income of $8.2 million and Adjusted EBITDA of $18.8 million in the second quarter of 2020. Results from the second quarter of 2021 reflect the impact of a strengthened Australian dollar relative to the U.S. dollar, which increased revenues and Adjusted EBITDA by $9.4 million and $2.3 million, respectively. Operating loss for the second quarter of 2021 includes asset impairment charges of $7.9 million.

On a constant currency basis, the Australian segment experienced modestly lower period-over-period revenues, driven by a 7% year-over-year decrease in billed rooms due to subdued customer spending in the Bowen Basin. Adjusted EBITDA from the Australian segment decreased 18% year-over-year due to lower village occupancy in the Bowen Basin, as well as higher labor costs in the Integrated Services business.
U.S.
The U.S. segment generated revenues of $6.9 million, operating loss of $1.1 million and Adjusted EBITDA of $0.3 million in the second quarter of 2021, compared to revenues of $4.6 million, operating loss of $2.6 million and negative Adjusted EBITDA of $1.4 million in the second quarter of 2020. Revenues and Adjusted EBITDA increased year-over-year primarily due to increased offshore fabrication activity coupled with higher occupancy in the U.S. lodges.
Financial Condition
As of June 30, 2021, Civeo had total liquidity of approximately $116.5 million, consisting of $112.1 million available under its revolving credit facilities and $4.4 million of cash on hand.
Civeo’s total debt outstanding on June 30, 2021 was $226.8 million, an $11.2 million decrease since March 31, 2021. The decrease consisted of $14.4 million in debt payments from cash flow generated by the business, partially offset by an unfavorable foreign currency translation of $3.2 million.
Civeo reduced its leverage ratio to 2.0x as of June 30, 2021 from 2.1x as of March 31, 2021.
During the second quarter of 2021, Civeo invested $3.2 million in capital expenditures, up from $1.2 million during the second quarter of 2020.
Full Year 2021 Guidance
For the full year of 2021, Civeo is maintaining its revenue and Adjusted EBITDA guidance range of $555 million to $580 million and $90 million to $100 million, respectively. This guidance is based on our expectations as of today and assumes no material changes to the current macro environment, or conditions related to the COVID-19 pandemic. The Company is lowering its full year 2021 capital expenditure guidance to $15 million to $20 million.

Conference Call
Civeo will host a conference call to discuss its second quarter 2021 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (800) 289-0438 in the United States or (323) 794-2423 internationally and using the conference ID 8892853#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 8892853#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 28 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 30,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.
Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein include the statements regarding Civeo’s future plans and outlook, including guidance, current trends and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with global health concerns and pandemics, including the COVID-19 pandemic, any increases in or severity of COVID-19 cases (including due to existing or new variants) and the risk that room occupancy may decline if our customers are limited or restricted in the availability of personnel who may become ill or be subjected to quarantine, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the company’s ability to integrate acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, global weather conditions, natural disasters and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2020 and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenues	$154,176	$114,702	$279,606	$253,494

Costs and expenses:
Cost of sales and services	108,002	83,133	207,812	186,446
Selling, general and administrative expenses	14,703	11,490	28,884	25,427
Depreciation and amortization expense	21,377	22,205	42,646	47,707
Impairment expense	7,935	—	7,935	144,120
Other operating expense (income)	30	(285)	101	704
	152,047	116,543	287,378	404,404
Operating income (loss)	2,129	(1,841)	(7,772)	(150,910)

Interest expense	(3,401)	(3,854)	(6,763)	(9,449)
Interest income	2	4	2	20
Other income	788	12,642	5,702	12,667
(Loss) income before income taxes	(482)	6,951	(8,831)	(147,672)
Income tax benefit (expense)	492	(122)	(584)	8,689
Net income (loss)	10	6,829	(9,415)	(138,983)
Less: Net income attributable to noncontrolling interest	(3)	222	56	480
Net income (loss) attributable to Civeo Corporation	13	6,607	(9,471)	(139,463)
Less: Dividends attributable to Class A preferred shares	480	471	958	939
Net (loss) income attributable to Civeo common shareholders	$(467)	$6,136	$(10,429)	$(140,402)

Net (loss) income per share attributable to Civeo Corporation common shareholders:
Basic	$(0.03)	$0.37	$(0.73)	$(9.96)
Diluted	$(0.03)	$0.37	$(0.73)	$(9.96)

Weighted average number of common shares outstanding:
Basic	14,278	14,151	14,244	14,097
Diluted	14,278	14,166	14,244	14,097

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2021	December 31, 2020
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$4,414	$6,155
Accounts receivable, net	114,187	89,782
Inventories	6,958	6,181
Assets held for sale	2,205	3,910
Prepaid expenses and other current assets	15,513	13,185
Total current assets	143,277	119,213

Property, plant and equipment, net	442,819	486,930
Goodwill, net	8,474	8,729
Other intangible assets, net	98,967	99,749
Operating lease right-of-use assets	21,445	22,606
Other noncurrent assets	2,705	3,626
Total assets	$717,687	$740,853

Current liabilities:
Accounts payable	$43,956	$42,056
Accrued liabilities	23,983	27,349
Income taxes	225	203
Current portion of long-term debt	35,593	34,585
Deferred revenue	21,486	6,812
Other current liabilities	5,997	5,760
Total current liabilities	131,240	116,765

Long-term debt	189,228	214,000
Operating lease liabilities	17,997	19,834
Other noncurrent liabilities	15,817	14,897
Total liabilities	354,282	365,496

Shareholders' equity:
Preferred shares	60,974	60,016
Common shares	—	—
Additional paid-in capital	1,580,213	1,578,315
Accumulated deficit	(918,156)	(907,727)
Treasury stock	(8,050)	(6,930)
Accumulated other comprehensive loss	(352,171)	(348,989)
Total Civeo Corporation shareholders' equity	362,810	374,685
Noncontrolling interest	595	672
Total shareholders' equity	363,405	375,357
Total liabilities and shareholders' equity	$717,687	$740,853

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2021	2020

Cash flows from operating activities:
Net loss	$(9,415)	$(138,983)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	42,646	47,707
Impairment charges	7,935	144,120
Deferred income tax expense (benefit)	416	(8,941)
Non-cash compensation charge	1,898	3,539
Gains on disposals of assets	(1,941)	(1,819)
Provision for credit losses, net of recoveries	147	25
Other, net	1,483	(3,240)
Changes in operating assets and liabilities:
Accounts receivable	(24,617)	10,231
Inventories	(830)	(1,895)
Accounts payable and accrued liabilities	(563)	(4,583)
Taxes payable	21	251
Other current assets and liabilities, net	12,170	(1,094)
Net cash flows provided by operating activities	29,350	45,318

Cash flows from investing activities:
Capital expenditures	(6,530)	(3,847)
Proceeds from disposition of property, plant and equipment	7,012	1,897
Other, net	—	4,619
Net cash flows provided by investing activities	482	2,669

Cash flows from financing activities:
Term loan repayments	(17,874)	(16,551)
Revolving credit borrowings (repayments), net	(12,104)	(25,630)
Taxes paid on vested shares	(1,120)	(1,458)
Net cash flows used in financing activities	(31,098)	(43,639)

Effect of exchange rate changes on cash	(475)	(368)
Net change in cash and cash equivalents	(1,741)	3,980

Cash and cash equivalents, beginning of period	6,155	3,331
Cash and cash equivalents, end of period	$4,414	$7,311

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Canada	$83,281	$52,986	$145,166	$132,334
Australia	64,019	57,071	123,656	106,184
United States	6,876	4,645	10,784	14,976
Total revenues	$154,176	$114,702	$279,606	$253,494

EBITDA (1)
Canada	$22,604	$19,991	$33,400	$(100,265)
Australia	7,513	18,798	20,322	34,959
United States	297	(1,389)	(924)	(13,442)
Corporate and eliminations	(6,117)	(4,616)	(12,278)	(12,268)
Total EBITDA	$24,297	$32,784	$40,520	$(91,016)

Adjusted EBITDA (1)
Canada	$22,604	$15,301	$33,400	$26,726
Australia	15,448	18,798	28,257	34,959
United States	297	(1,389)	(924)	(1,003)
Corporate and eliminations	(6,117)	(4,616)	(12,278)	(12,268)
Total adjusted EBITDA	$32,232	$28,094	$48,455	$48,414

Operating income (loss)
Canada	$7,452	$(6,719)	$(207)	$(143,350)
Australia	(2,656)	8,191	651	14,355
United States	(1,109)	(2,623)	(3,707)	(16,757)
Corporate and eliminations	(1,558)	(690)	(4,509)	(5,158)
Total operating income (loss)	$2,129	$(1,841)	$(7,772)	$(150,910)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

EBITDA (1)	$24,297	$32,784	$40,520	$(91,016)
Adjusted EBITDA (1)	$32,232	$28,094	$48,455	$48,414
Free Cash Flow (2)	$13,736	$25,110	$29,832	$43,368

(1)The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and proceeds from the settlement of a representation and warranties claim related to a prior acquisition. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income (loss) attributable to Civeo Corporation	$13	$6,607	$(9,471)	$(139,463)
Income tax expense (benefit)	(492)	122	584	(8,689)
Depreciation and amortization	21,377	22,205	42,646	47,707
Interest income	(2)	(4)	(2)	(20)
Interest expense	3,401	3,854	6,763	9,449
EBITDA	$24,297	$32,784	$40,520	$(91,016)
Adjustments to EBITDA
Impairment of long-lived assets (a)	7,935	—	7,935	50,514
Impairment of goodwill (b)	—	—	—	93,606
Representations and warranties settlement (c)	—	(4,690)	—	(4,690)
Adjusted EBITDA	$32,232	$28,094	$48,455	$48,414

(a)Relates to asset impairments in the second quarter of 2021 and the first quarter of 2020. In the second quarter of 2021, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $7.9 million, which is included in Impairment expense on the unaudited statements of operations.

In the first quarter of 2020, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $38.1 million and a pre-tax loss related to the impairment of long-lived assets in our U.S. segment of $12.4 million, which is included in Impairment expense on the unaudited statements of operations.

(b)Relates to the impairment of goodwill in the first quarter of 2020. The $93.6 million impairment is related to our Canada reporting unit and is included in Impairment expense on the statements of operations.

(c)In the second quarter of 2020, we recorded $4.7 million of income associated with the settlement of a representations and warranties claim related to the Noralta acquisition, which is included in Other income on the unaudited statements of operations.

(2)The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net Cash Flows Provided by Operating Activities	$16,533	$24,481	$29,350	$45,318
Capital expenditures	(3,158)	(1,196)	(6,530)	(3,847)
Proceeds from disposition of property, plant and equipment	361	1,825	7,012	1,897
Free Cash Flow	$13,736	$25,110	$29,832	$43,368

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2021

EBITDA Range (1)	$82.1	$92.1
Adjusted EBITDA Range (1)	$90.0	$100.0

(1)The following table sets forth a reconciliation of estimated Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2021
	(estimated)

Net loss	$(18.4)	$(8.4)
Income tax expense	0.5	0.5
Depreciation and amortization	85.0	85.0
Interest expense	15.0	15.0
EBITDA	$82.1	$92.1

Adjustments to EBITDA
Impairment expense	7.9	7.9
Adjusted EBITDA	$90.0	$100.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$69,759	$40,204	$116,289	$106,270
Mobile facility rental revenue (2)	8,666	6,072	19,165	8,580
Food and other services revenue (3)	4,856	6,710	9,712	17,484
Total Canadian revenues	$83,281	$52,986	$145,166	$132,334

Costs
Accommodation cost	$44,992	$28,598	$83,328	$76,653
Mobile facility rental cost	5,644	5,285	12,418	8,542
Food and other services cost	4,455	6,163	8,576	16,178
Indirect other cost	2,251	2,419	4,905	5,364
Total Canadian cost of sales and services	$57,342	$42,465	$109,227	$106,737

Average daily rates (4)	$96	$96	$97	$94

Billed rooms (5)	723,324	409,897	1,203,390	1,118,220

Canadian dollar to U.S. dollar	$0.815	$0.722	$0.802	$0.733

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$37,780	$34,933	$71,455	$67,518
Food and other services revenue (3)	26,239	22,138	52,201	38,666
Total Australian revenues	$64,019	$57,071	$123,656	$106,184

Costs
Accommodation cost	$18,082	$15,269	$35,187	$30,264
Food and other services cost	25,154	18,759	49,451	32,466
Indirect other cost	1,659	885	3,160	1,736
Total Australian cost of sales and services	$44,895	$34,913	$87,798	$64,466

Average daily rates (4)	$81	$70	$80	$69

Billed rooms (5)	466,298	502,392	890,964	974,232

Australian dollar to U.S. dollar	$0.770	$0.658	$0.772	$0.658

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile camps for the periods presented.
(3)Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for the periods presented.

CONTACTS:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400